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Exhibit 99.1

Contact:
James R. Offerdahl
Chief Operating Officer and CFO
800.287.4383
investor.relations@pervasive.com


                 PERVASIVE SOFTWARE INC. ANNOUNCES ADOPTION OF
                            SHAREHOLDER RIGHTS PLAN

     October 23, 2000 - Pervasive Software Inc. (Nasdaq:PVSW) today announced that its Board of Directors has approved the adoption of a shareholder rights plan whereby one Preferred Share Purchase Right (a "Right") will be distributed for each outstanding share of its Common Stock. The Rights are designed to assure that all shareholders of the Company receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a fair price. The Rights are not being distributed in response to any specific effort to acquire the Company.

     The Rights become exercisable if a person or group (the "Acquiring Person") hereafter acquires 15% or more of the Common Stock of the Company or announces a tender offer for 15% or more of the Common Stock. Such events, or if the Company is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Company's Common Stock, would entitle the Right holder to purchase, at an exercise price of $18.00, a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person would become void. The Board of Directors can choose to redeem the Rights at one cent per Right at any time before an Acquiring Person hereafter acquires 15% or more of the outstanding Common Stock.

     The Rights will be distributed on November 6, 2000 to shareholders of record on October 6, 2000. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as "may," "plans," "expects," "believes," "anticipates" or "intends." All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statements. Investors are cautioned that actual results could differ materially from among other things the factors and risks discussed in Pervasive's reports filed from time to time with the Securities and Exchange Commission including, without limitation, the risk that we will be unable to attract, motivate, and retain skilled sales, marketing, engineering, and other personnel, the risk that the packaged client/server applications market will not continue to grow at historical rates, and the risk that our current revenues are substantially dependent upon continued market acceptance of and revenues from our database products.

     Pervasive, Pervasive Software, Pervasive.SQL, Tango and Btrieve are trademarks or registered trademarks of Pervasive Software Inc. All other company and product names may be trademarks or registered trademarks of their respective companies.